Exhibit 99.1

[Letterhead of T. Rowe Price Associates, Inc.]

September 6, 2016

Board of Directors

c/o Steven J. Gomo, Director

NetSuite, Inc.

2955 Campus Drive, Ste 100

San Mateo CA 94403

To the independent members of the board of NetSuite, Inc.:

As you know from our regulatory filings, the advisory clients of T. Rowe Price Associates, Inc. are the largest unaffiliated shareholders of NetSuite.  Our current investment totals approximately 14.5 million common shares.  We built this large position due to our strong conviction that NetSuite represents an attractive long-term investment opportunity for our clients.

We are writing to you today to reiterate the key points we discussed in our meeting on August 30 with Steve Gomo, Zach Nelson and Ron Gill.  It is not our intent to influence the board’s actions or thinking about the proposed transaction, but instead to share with you our decision framework.  Following are the main pillars of the analysis we’ve undertaken to determine whether tendering our shares serves the interests of our clients.

Perspective #1

As we discussed in our meeting, we view NetSuite as a unique asset.  We do not come across opportunities for compounding growth very often, so we are reluctant to part with a company like NetSuite before we have seen it reach its potential.  This is particularly true when we believe the company is poised to see increased returns following a period of investment.

Perspective #2

The reasons we’ve concluded that NetSuite is a highly differentiated company are rooted in the large market opportunity in front of it, the difficulty competitors would have in replicating its architecture, and its strategic value.  We spent a lot of time discussing these points in our meeting, so here we will briefly recap.

Successful subscription-software platforms addressing significant needs in the ERP space have been exceedingly rare, despite the number of sophisticated market leaders that have invested billions of dollars trying to build viable platforms.  In addition to the difficulty of competitive entry, NetSuite has unique durability in its installed base because of the product’s critical importance to its customers.  The resulting gross dollar retention rate (above 100%) is best in class.  Ultimately, this should result in higher margins and stability of cash flows, which will justify a higher multiple on the stock.

It’s important to compare NetSuite to competitors of similar quality.  We believe the closest public comparable is Workday.  We would point out, however, that Workday’s post-IPO valuation is at a discount to its private-market value, likely because of its founders’ control through dual-class stock.  Even with that discount, Workday still trades at a higher valuation than Oracle’s offer for NetSuite.

Our firm has made significant investments in SaaS companies; in fact, we were among the largest shareholders of LinkedIn, Concur, Ariba and others when they were sold.  We did not take issue with those transactions on valuation grounds.  We concluded fair consideration was paid for those companies, taking into account the same factors we’re using to assess the Oracle offer for NetSuite.

The bottom line is, when we consider the time and scale advantages the company has built, its competitive moat and market opportunity, we have little confidence in any analysis that draws a straight comparison to the consideration paid in past deals for properties without these advantages.  We were not persuaded by your representatives’ arguments in support of the Oracle offer price.

Perspective #3

Our interpretation of the tender offer filing and comments made by NetSuite in our recent meeting is that no analysis was conducted during the negotiation process on the value of potential synergies the acquirer would realize in this merger.  The decision not to explore this synergy figure surprises us.  Given the uniqueness of fit between NetSuite’s business and Oracle’s needs, and given the lack of substitutes that Oracle might acquire because the alternative targets have insurmountable takeover defenses such as dual-class stock, it is clear to us that a combination of Oracle and NetSuite would likely create additional, incremental value over both short and long time horizons.  In our view, it is reasonable and appropriate for NetSuite’s investors to expect to share in some of the synergies that will accrue to the buyer.

Perspective #4

We do not believe there is high information content in the observation that no other bidders have come forward in the weeks since the offer was announced.  We don’t think the board should deem the lack of a competing bid as support for the adequacy of the $109 price.  From our perspective, there are numerous reasons why potential bidders (and their investment bankers) would choose to pass on this deal because the probable outcome is obvious to anyone who understands Mr. Ellison’s unique relationship with the company, Oracle’s urgent strategic need for this asset, Oracle’s financial position, and the terms of the ‘vote neutralization’ clause.  Because of these unique dynamics, we reject the notion that silence is a form of de facto price discovery.

In our recent meeting, Mr. Nelson described the initial contact with Oracle as a loose, pre-due-diligence, exploratory conversation where a price range of $100-$125 was discussed.  We don’t think it’s a coincidence that the final agreement ended up very close to the midpoint of that range.  We are concerned that this initial conversation — which by your account came as a surprise to NetSuite — may have anchored the subsequent discussions.  This anchoring effect, in combination with the disincentives for other bidders to come forward, may have prevented full price discovery.  We were disappointed to see in the tender offer document that NetSuite did not undertake an outbound market check with inquiries to other logical purchasers before agreeing to Oracle’s offer.

Perspective #5

Regardless of what happens going forward, we want the board to know we appreciate the inclusion of the Minimum Condition in this transaction.  In our view, the inherent conflicts of interest between

NetSuite, the Ellison entities and Oracle are daunting and may be impossible to manage.  Therefore, subjecting this transaction — or any future versions of it — to the approval of the unaffiliated shareholders is essential.  The board has set an important precedent with this transaction, and we would have serious governance concerns about any deal between these parties that does not include this crucial safeguard of unaffiliated shareholders’ interests.

We recognize that the independent directors of NetSuite are dealing with a complex set of decisions at this time.  Therefore, we appreciate this opportunity to share with the board the decision framework that we, as significant and long-term oriented investors in the company, have applied to this situation.  At this time none of the Portfolio Managers who own NetSuite stock within our firm intend to follow the board’s recommendation to tender our shares by September 15th.

We hope that our description of our analytical process — together with full transparency on our conclusion — is helpful to the board.  At $109 per share, our preference is for NetSuite to remain independent.

Sincerely,

Brian W. H. Berghuis	Donald J. Easley
Portfolio Manager	Portfolio Manager
T. Rowe Price Associates, Inc.	T. Rowe Price Associates, Inc.

David J. Eiswert	Henry Ellenbogen
Portfolio Manager	Portfolio Manager
T. Rowe Price Associates, Inc.	T. Rowe Price Associates, Inc.

Joseph B. Fath	Paul D. Greene
Portfolio Manager	Portfolio Manager
T. Rowe Price Associates, Inc.	T. Rowe Price Associates, Inc.

Donald J. Peters	Josh K. Spencer
Portfolio Manager	Portfolio Manager
T. Rowe Price Associates, Inc.	T. Rowe Price Associates, Inc.

Taymour R. Tamaddon	John Wakeman
Portfolio Manager	Portfolio Manager
T. Rowe Price Associates, Inc.	T. Rowe Price Associates, Inc.